Exhibit 23.1

Tel: 214-969-7007	600 North Pearl, Suite 1700
Fax: 214-953-0722	Dallas, TX 75201
www.bdo.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 23, 2026, relating to the consolidated financial statements of Solo Brands, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

Dallas, Texas

June 18, 2026

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.